As filed with the Securities and Exchange Commission on May 2, 1997
                           Registration No. 333-10529
 -------------------------------------------------------------------------------


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                 Post-Effective
                                 Amendment No. 1
                                       to
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      Under
                           The Securities Act Of 1933
              -----------------------------------------------------



                               CINTAS CORPORATION
             (Exact name of registrant as specified in its charter)
              -----------------------------------------------------

  Incorporated under the laws of Washington I.R.S. Employer I.D. No. 31-1188630

                              6800 Cintas Boulevard
                             Cincinnati, Ohio 45262
                                 (513) 459-1200
                        (Address, including zip code, and
                     telephone number, including area code,
                       of registrants principal executive
                                    offices)
              -----------------------------------------------------

                              Gary P. Kreider, Esq.
                           Keating, Muething & Klekamp
                           18th Floor, Provident Tower
                             One East Fourth Street
                             Cincinnati, Ohio 45202
                                 (513) 579-6411
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

 Approximate date of commencement of the proposed sale to the public: From time to time after the effective date of the Registration Statement pending market conditions.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
--------------

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _______________


If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

This Post-Effective Amendment No. 1 to Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(c) of the Securities Act of 1933, may determine.

                               CINTAS CORPORATION

                         114,723 shares of Common Stock
              -----------------------------------------------------


     This Prospectus relates to 114,723 shares of Common Stock, without par value of Cintas Corporation, a Washington corporation ("Cintas" or the "Company"). The shares are being offered for sale by T. C. Harlin, W. W. Billington and Max Barker and certain members of their families and charitable entities to whom shares have been transferred by gift (collectively, the "Selling Securityholders"). Messrs. Harlin, Billington and Barker received the 114,723 shares in connection with the acquisition of Uniform Rental Service, Inc., a corporation owned by them, by Cintas. See "Selling Securityholders."


              -----------------------------------------------------


         The Common Stock may be offered to the public from time to time by the Selling Securityholders. See "The Selling Securityhol ders". The Company will receive none of the proceeds from the sale of the Common Stock by the Selling Securityholders but will pay certain of the expenses of this offering. The Selling Securityhol ders will bear certain costs of this offering, including the commissions and discounts of any underwriters, dealers and agents and the legal expenses of the Selling Securityholders. The Common Stock may be sold directly or through underwriters, dealers or agents in market transactions or privately-negotiated transactions. See "Plan of Distribution." The Cintas Common Stock is traded on The National Market System of The Nasdaq Stock Market under the symbol "CTAS." On April 30, 1997, the closing sales price of the Cintas Common Stock was $54.75.


              -----------------------------------------------------


                   THESE SECURITIES HAVE NOT BEEN APPROVED OR
                   DISAPPROVED BY THE SECURITIES AND EXCHANGE
                COMMISSION NOR HAS THE COMMISSION PASSED UPON THE
                  ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
                  REPRESENTATION TO THE CONTRARY IS A CRIMINAL
                                    OFFENSE.

              -----------------------------------------------------


                   The date of this Prospectus is May __, 1997

                              AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission") under file No. 0-11399. Reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission, 450 Fifth Street N.W., Washington, D.C. 20549 and at the Regional Offices of the Commission at 7 World Trade Center, Suite 1300, New York, New York; and at Northwestern Atrium, 500 West Madison Street, Suite 1400, Chicago, Illinois. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission at the address set forth above. In addition, material filed by the Company can be obtained and inspected at the offices of the Nasdaq Stock Market, Inc., 9513 Key West Avenue, Rockville, Maryland, 20850, on which the Company's Common Stock is quoted. The Company files its reports, proxy statements and other information with the Commission electronically, and the Commission maintains a Web site located at http://www.sec.gov containing such reports, proxy statements and other information.

         This Prospectus constitutes a part of a Registration Statement on Form S-3 (Number 333-10529) filed by the Company with the Commission under the Securities Act of 1933. This Prospectus omits certain of the information contained in the Registration Statement, and reference is hereby made to the Registration Statement and to the exhibits relating thereto for further information with respect to the Company and the shares offered hereby. Any statements contained herein concerning the provisions of any documents are complete in all material respects, and, in each instance, reference is made to such copy filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference.

                      INFORMATION INCORPORATED BY REFERENCE


         The following documents filed by the Company with the Commission are incorporated into this Prospectus by reference:

(1)      Annual Report on Form 10-K for the fiscal year ended May 31,
         1996.

(2)      Form 10K/A filed with the Commission on May 1, 1997.

(3) Quarterly Reports on Form 10-Q for the fiscal quarters ended August 31, 1996, November 30, 1996 and February 28, 1997.

(4) The description of the Company's Common Stock contained in the Registration Statement on Form 8-A (File No. 0-11399) under the Securities Exchange Act of 1934.

         All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of this Prospectus and prior to the termination of the offering of the shares offered hereby, shall be deemed to be incorporated by reference into this Prospectus and to be part hereof.

         Statements contained in the documents incorporated by reference shall be deemed to be modified and superseded to the extent that statements contained herein modify or supersede such statements.

         THIS PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS (NOT INCLUDING EXHIBITS TO THE INFORMATION THAT IS INCORPORATED BY REFERENCE UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE INTO THE INFORMATION THAT THE PROSPECTUS INCORPORATES) ARE AVAILABLE UPON WRITTEN OR ORAL REQUEST, WITHOUT CHARGE, FROM DAVID T. JEANMOUGIN, SENIOR VICE PRESIDENT OF THE COMPANY, 6800 CINTAS BOULEVARD, CINCINNATI, OHIO 45262, PHONE (513) 459-1200.

                                   THE COMPANY

         Cintas is a leader in the uniform rental and sales business and has particular expertise in designing, planning and implement ing corporate identity uniform programs. The Company concentrates on uniform rental services and custom uniform sales. Revenues received from uniform rental services and non-uniform rental items, including dust mops, entrance mats and wiping cloths, accounted for approximately 89% of Cintas' revenues for fiscal 1996. The balance of the Company's revenues are derived from custom uniform sales and sales of related items. The Company provides rental products and services through a network of 118 uniform rental locations and sells uniforms to national customers through distribution centers located in Cincinnati, Ohio, Reno, Nevada and Montgomery, Alabama. At its four manufacturing facilities the Company manufactures a substantial portion of the uniform trousers and uniform shirts supplied to its customers.

         During the past five years, Cintas has made several acquisi tions of rental operations which significantly affected the Company's revenues and net income. These acquisitions were completed using cash, seller-financing, Cintas Common Stock or a combination of these methods. The Company intends to continue to expand, through both internal growth, including the establishment of operations in new geographic areas, and by continuing its acquisition program.

         Cintas was incorporated under the laws of the State of Washington in 1986 and is the successor to a business begun in 1929. Its executive offices are located at 6800 Cintas Boulevard, Cincinnati, Ohio 45262; telephone number (513) 459-1200.

                             SELLING SECURITYHOLDERS


         The shares being sold in this offering are being sold by the Selling Securityholders.

     On July 31, 1996, Uniform Rental Service, Inc., a Louisiana corporation ("Uniform Rental"), was acquired by Cintas through the merger of Uniform Rental with a Cintas subsidiary. In the merger, T. C. Harlin, W. W. Billington and Max Barker received the 114,723 shares of Cintas Common Stock described in this offering in exchange for their shares of Uniform Rental Common Stock. Messrs. Harlin, Billington and Barker subsequently transferred 3,070 shares to members of their families and charitable entities.


                                                Shares                Shares
                            Name            Being Offered*        After Offering
T. C. Harlin.............................      35,541                   0
W. W. Billington.........................      37,871                   0
William W. Billington, Jr. (1)...........          60                   0
Eleanor Bryan Billington.................          20                   0
Cecil Billington Coleman.................          20                   0
Kent Coleman.............................          20                   0
Mary Wallace Patrick.....................          20                   0
Kathleen Elliott Patrick.................          20                   0
Mary Billington Tansey(2)................          60                   0
James S. Tansey..........................          20                   0
Harry Lee Billington.....................          20                   0
Battle Ground Academy....................         290                   0
Monteagle Sunday School Assembly.........          20                   0
Max Barker...............................      38,241                   0
Luella Harlin King(3)....................       1,000                   0
Helen Harlin Neal(4).....................         700                   0
John A. B. Harlin(5).....................         700                   0
Thomas C. Harlin, Jr.....................         100                   0
          Total                               114,723                   0

-------------------
*Each Selling Securityholder owns of record less than 0.1% of the outstanding Cintas Common Stock.

(1) Includes 40 shares owned by Mr. Billington as custodian for his minor children.
(2) Includes 40 shares owned by Mrs. Tansey as custodian for her minor children.
(3) Includes 900 shares owned by Ms. King as custodian for her minor children.
(4) Includes 600 shares owned by Ms. Neal as custodian for her minor children.
(5) Includes 600 shares owned by Mr. Harlin as custodian for his minor children.


                                USE OF PROCEEDS

         The Company will not receive any proceeds from the shares being sold in this offering.

                              PLAN OF DISTRIBUTION

         The Common Stock may be sold from time to time directly by the Selling Securityholders. Alternatively, the Selling Securityholders may from time to time offer the Common Stock through underwriters, dealers or agents. The distribution of the Common Stock by the Selling Securityholders may be effected from time to time in one or more transactions that may take place on the over-the-counter market including ordinary broker's transactions, privately-negotiated transactions or through sales to one or more bro ker/dealers for resale of such securities as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by these holders in connection with such sales.

         The Company will pay certain expenses incident to the offering and sale of the Common Stock to the public. The Company will not pay for, among other expenses, commissions and discounts of underwriters, dealers or agents or the fees and expenses of counsel for the Selling Securityholders.

                                  LEGAL MATTERS


         The legality of the Common Stock offered hereby will be passed upon for Cintas by Keating, Muething & Klekamp, P.L.L., Cincinnati, Ohio, of which Donald
P. Klekamp, a Director of the Company, is a partner. Members of that firm beneficially own 156,967 shares of Cintas Common Stock.


                                     EXPERTS

     The consolidated financial statements of Cintas Corporation incorporated by reference in Cintas Corporation's Annual Report (Form 10-K) for the year ended May 31, 1996, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon incorporated by reference therein and incorporated herein by reference in reliance upon such report, given upon the authority of such firm as experts in accounting and auditing.

                                  MISCELLANEOUS

         No person is authorized to give any information or to make any representations other than those contained or incorporated by reference in this Prospectus and, if given or made, such informa tion or representations must not be relied upon as having been authorized. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the registered securities to which it relates or an offer to sell or a solicitation of an offer to buy such securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Neither the delivery of this Prospectus nor any sale hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of Cintas since the date hereof or that the information herein is correct as of any time subsequent to its date.

                                     PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS


Item 14.          Other Expenses of Issuance and Distribution.

         The following is a list of estimated expenses in connection with the issuance and distribution of the securities being registered, with the exception of underwriting discounts and commissions:

         Registration Fee......................................$2,013.00
         Printing costs........................................   500.00
         Legal fees and expenses................................3,000.00
         Accounting fees and expenses...........................1,000.00
         Blue sky fees and expenses.............................  100.00
         Miscellaneous..........................................  100.00
          Total................................................$6,713.00

         All of the above expenses other than the Registration fee are estimates. All of the above expenses will be borne by Cintas pursuant to agreement upon issuance of the Common Stock offered in this Registration Statement.

Item 15.          Indemnification of Directors and Officers.

         Washington Business Corporation Act, Section 23A.08.025, allows indemnification by the Registrant to any person made or threatened to be made a party to any proceedings, other than a proceeding by or in the right of the Registrant, by reason of the fact that he is or was a director, officer, employee or agent of the Registrant, against expenses, including judgments and fines, if he acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Registrant and, with respect to criminal actions, in which he had no reasonable cause to believe that his conduct was unlawful. Similar provisions apply to actions brought by or in the right of the Registrant, except that no indemnification shall be made in proceedings in which the person shall have been adjudged to be liable to the Corporation. Indemni fications are to be made by a majority vote of a quorum of disinterested directors or the written opinion of independent counsel or by the shareholders.

         Article V of the Registrant's By-Laws provides that indemnifi cation shall be extended to any of the persons described above to the full extent permitted by the Washington Business Corporation Act.

Item 16.          Exhibits.

            Exhibit No.                                    Description
----------------------------------- --------------------------------------------
               *5                             Opinion re: Legality
               23.1                           Consent of Independent Auditors
               *23.2                          Consent of Counsel (Contained in
                                              Exhibit 5)
               *24                            Power of Attorney (Contained on
                                              Page II-4)
-----------------------
 * Previously filed



Item 17.          Undertakings.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions set forth in Item 15 hereof, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         The undersigned Registrant hereby undertakes:

         (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

         (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

         (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.

                    Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Regis tration Fee" table in the effective registration state ment.

               (iii)to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

         (2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof; and

         (3) to remove from Registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offering therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cincinnati, State of Ohio, on April 30, 1997.

                                      CINTAS CORPORATION


                                      BY: /s/ Robert J. Kohlhepp
                                         ---------------------------------
                                               Robert J. Kohlhepp,
                                               Chief Executive Officer


         Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment to Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


         Signature                    Title                       Date
         ---------                    -----                       ----
 *                              Chairman of the            April __, 1997
----------------------
  Richard T. Farmer             Board of Directors



 /s/ Robert J. Kohlhepp         President, Chief           April 30, 1997
-----------------------
 Robert J. Kohlhepp             Executive Officer
                                and Director
                                (Principal
                                Executive Officer)


----------------------          Director                   April __, 1997
  Roger L. Howe

 *                              Director                   April __, 1997
----------------------
John S. Lillard

---------------------           Director                   April __, 1997
 James J. Gardner

 *                              Director                   April __, 1997
---------------------
  Donald P. Klekamp

---------------------           Director                   April __, 1997
 Gerald V. Dirvin
 *                              Director                   April __, 1997
--------------------
  Scott D. Farmer

 /s/ William C. Gale
-------------------------
   William C. Gale              Senior Vice                April 30, 1997
                                President of
                                Finance (Principal
                                Financial Officer
                                and Principal
                                Accounting
                                Officer)
*By: /s/ William C. Gale
    ----------------------
     William C. Gale            Attorney-in-Fact           April 30, 1997